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                                                                    EXHIBIT 11


                         ABBOTT LABORATORIES AND SUBSIDIARIES
                         ------------------------------------

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
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              (Dollars and Shares in Millions Except Per Share Amounts)


                                                    SIX MONTHS ENDED JUNE 30
                                                  ---------------------------
                                                     1996              1995
                                                  ---------         ---------

1.   Net earnings                                 $   950.5         $   841.3
                                                  ---------         ---------

2.   Average number of shares outstanding             784.5             799.2
                                                  ---------         ---------

3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)          $    1.21         $    1.05
                                                  ---------         ---------
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4.   Fully diluted earnings per share:

     a.  Stock options granted and outstanding for
         which the market price at quarter-end
         exceeds the option price                      26.9              31.1
                                                  ---------         ---------
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     b.  Aggregate proceeds to the Company from
         the exercise of options in 4.a.          $   771.7         $   847.9
                                                  ---------         ---------
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     c.  Market price of the Company's common
         stock at quarter-end                     $   43.50         $   40.50
                                                  ---------         ---------
                                                  ---------         ---------

     d.  Shares which could be repurchased
         under the treasury stock
         method (4.b. divided by 4.c.)                 17.7              20.9
                                                  ---------         ---------
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     e.  Addition to average outstanding shares
         (4.a. - 4.d.)                                  9.2              10.2
                                                  ---------         ---------
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     f.  Shares for fully diluted earnings per
         share calculation (2. + 4.e.)                793.7             809.4
                                                  ---------         ---------
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     g.  Fully diluted earnings per share
         (1. divided by 4.f.)                     $    1.20         $    1.04
                                                  ---------         ---------
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